SUPPLEMENT TO THE

SECOND AMENDED AND RESTATED SUPERVISION AND ADMINISTRATION

AGREEMENT

PIMCO Funds

650 Newport Center Drive

Newport Beach, California 92660

February 11, 2021

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE:	Eight New Series of PIMCO Funds: Private Account Portfolio Series

Dear Sirs and Madams:

This will confirm the agreement between the undersigned (the “Trust”) and Pacific Investment Management Company LLC (the “Administrator”) as follows:

1.

The Trust is an open-end investment company organized as a Massachusetts business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. PIMCO Sector Fund Series - AH, PIMCO Sector Fund Series - AI, PIMCO Sector Fund Series - AM, PIMCO Sector Fund Series - BC, PIMCO Sector Fund Series - BL, PIMCO Sector Fund Series - EE, PIMCO Sector Fund Series – H and PIMCO Sector Fund Series – I (each, a “New Fund” and collectively, the “New Funds”) each is a separate investment portfolio of the Trust.

2.

The Trust, on behalf of its series, and the Administrator have entered into a Second Amended and Restated Supervision and Administration Agreement (the “Agreement”) dated April 1, 2012, as amended and supplemented, pursuant to which the Trust has employed the Administrator to provide supervisory and administrative services to the Trust as set forth in that Agreement.

3.

As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the New Funds and the Administrator hereby acknowledges that the Agreement shall pertain to the New Funds, the terms and conditions of such Agreement being hereby incorporated herein by reference.

4.

Subject to the approval of the Trust’s Board of Trustees, the Trust consents to the Administrator’s delegation of some or all of its responsibilities under the Agreement with respect to each New Fund to a qualified party or parties. Such delegation shall be evidenced by a written agreement to which the

Trust need not be a party but which shall be subject to Trustee review and approval. Nothing contained herein shall be deemed to limit in any way the Administrator’s ability to delegate its duties under the Agreement with respect to any other series of shares of the Trust.

5.

As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall, with respect to each New Fund, pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the average daily value of net assets of each New Fund during the preceding month, at the following rate: 0.03%.

6.

The Trust and the Administrator hereby agree to amend the Agreement as of the date hereof to reflect the addition of each New Fund and to amend Schedule B to the Agreement as of the date hereof to reflect the fee rate for the shares of each New Fund. Accordingly, the current Schedule B is replaced with the new Schedule B attached hereto.

7.

This Supplement and the Agreement shall become effective with respect to each New Fund on [            ], 2021, and shall remain in effect with respect to each New Fund, unless sooner terminated as provided herein, for a period not to exceed one year from the effective date and shall continue thereafter on an annual basis with respect to each New Fund provided that such continuance is specifically approved at least annually (a) by the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the New Fund, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to the Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in accordance with the provisions of the 1940 Act and the rules and any applicable Securities and Exchange Commission guidance or relief thereunder at a meeting called for the purpose of voting on such approval. This Supplement and the Agreement may be terminated with respect to each New Fund at any time, without the payment of any penalty: (i) by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting shares of each New Fund, as applicable, on 60 days’ written notice to the Administrator; or (ii) by the Administrator at any time on 60 days’ written notice to the Trust. This Supplement and the Agreement may not be assigned by the Trust or the Administrator without the consent of the other party.

8.

The Declaration of Trust establishing the Trust, as amended and restated effective November 4, 2014, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name “PIMCO Funds” refers to the trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Trust shall be subject to claims against or obligations of the Trust to any extent whatsoever, but that the Trust estate only shall be liable.

If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO FUNDS

By:
Title:	Treasurer

ACCEPTED

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Title:	Managing Director

Schedule B

Schedule to the Second Amended and Restated Supervision and Administration Agreement

PIMCO Funds

As of February 11, 2021

Private Portfolios (%) – Supervisory and Administrative Fee Rates

PORTFOLIO	Total

PIMCO ABS and Short-Term Investments Portfolio	0.03
PIMCO All Asset: Multi-Real Fund	0.25
PIMCO All Asset: Multi-RAE PLUS Fund	0.25
PIMCO All Asset: Multi-Short PLUS Fund	0.25
PIMCO EM Bond and Short-Term Investments Portfolio	0.10
PIMCO High Yield and Short-Term Investments Portfolio	0.03
PIMCO International Portfolio	0.10
PIMCO Investment Grade Credit Bond Portfolio	0.03
PIMCO Long Duration Credit Bond Portfolio	0.03
PIMCO Low Duration Portfolio	0.03
PIMCO Moderate Duration Portfolio	0.03
PIMCO Mortgage and Short-Term Investments Portfolio	0.03
PIMCO Municipal Portfolio	0.03
PIMCO Real Return Portfolio	0.03
PIMCO Sector Fund Series - AH	0.03
PIMCO Sector Fund Series - AI	0.03
PIMCO Sector Fund Series - AM	0.03
PIMCO Sector Fund Series - BC	0.03
PIMCO Sector Fund Series - BL	0.03
PIMCO Sector Fund Series - EE	0.03
PIMCO Sector Fund Series - H	0.03
PIMCO Sector Fund Series - I	0.03
PIMCO Short Asset Portfolio	0.00
PIMCO Short-Term Floating NAV Portfolio II	0.03
PIMCO Short-Term Floating NAV Portfolio III	0.00
PIMCO Short-Term Portfolio	0.03
PIMCO U.S. Government and Short-Term Investments Portfolio	0.03